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EXHIBIT 10

                              EMPLOYMENT AGREEMENT


This Agreement, dated as of the 9th day of November, 1998, by and among NEWCOR, INC., a Delaware corporation (the "Company"), and KEITH HALE ("Employee")

                              W I T N E S S E T H:


WHEREAS, the Company desires to engage the services of Employee, and Employee is willing to accept such employment, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual undertakings set forth herein the parties hereto agree as follows:

1. Employment and Duties; Board Appointment. In accordance with actions taken and authorized by the Board of Directors of the Company (the "Company Board"), effective upon the arrival of Employee at the principal offices of the Company on November 9, 1998 prepared to commence his duties hereunder, Employee shall become employed and appointed as the President and Chief Executive Officer of the Company and shall have the duties and responsibilities commensurate with such titles and offices, including, without limitation, all such duties and responsibilities as now are or hereafter may be set forth with respect to such offices in the by-laws of the Company. The Board has also taken the appropriate action to appoint Employee as a director of the Company effective November 9, 1998. The Employee shall continue to serve as a director as long as elected by the shareholders of the Company, except that upon termination for any reason of the Employee and upon request by the Board, Employee agrees to resign as a director. During the period of his employment hereunder, Employee also shall serve as an officer of such other affiliates of the Company and in such other capacities as he may be reasonably requested by the Company Board and shall assume such additional duties and responsibilities as from time to time may be reasonably assigned to him by the Company Board, all without additional compensation therefor. Throughout the period of his employment hereunder, Employee shall devote his business time, attention, and energy on a full-time basis (subject to up to four weeks of vacation to be taken at reasonable intervals during the year) exclusively to the affairs of the Company and its affiliates.

2. Term of Employment. The employment of Employee hereunder shall become effective on November 9, 1998 and shall continue unless terminated as hereinafter provided in Section 10 of this Agreement.


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3.            Cash Compensation. As full cash compensation for all services to be performed by Employee hereunder, the Company shall pay to Employee the following:

              (a) salary at the rate of $275,000 per year (to be reviewed annually by the Company Board), payable at the intervals at which other executive officers of the Company are paid;

              (b) eligibility for an additional incentive bonus (if earned) of up to 100% base pay. Such bonus shall be payable after the fiscal year-end in accordance with Company policy in an amount determined based on performance criteria to be developed by the Compensation Committee of the Board.

4. Certain Fringe Benefits. During the period of his employment hereunder, the Company will:

              (a) provide Employee with the use of a new American-made automobile of Employee's choice (and replace such automobile every two years or 50,000 miles, whichever first occurs), maintained, insured, and equipped at the Company's expense (subject to a $50.00 per month charge to Employee for personal use of the automobile)

              (b) subject to Employee's insurability, provide a minimum of $800,000 of term life insurance benefits on the Employee's life.

5. Other Employee Benefits. During the period of his employment hereunder, Employee also shall be entitled to participate in such Company employee benefit plans as from time to time are maintained, sponsored, or made available by the Company to its employees or its executive employees generally (including but not limited to the Company's pension plan, 401(k) plan, and medical plan), in each case on the same terms and subject to the same conditions and limitations generally applicable to other executive officers of the Company with respect to participation therein.

6. Certain Expenses. The Company shall pay or reimburse Employee for the reasonable travel, entertainment and other incidental expenses (including the cost of business publications and professional associations) incurred on business of the Company with the approval of the Chairman of the Company, and in accordance with the Company's practices as in effect during the term of this Agreement as applied to executive officers.

7. Stock Options. As evidenced by that certain Stock Option Agreement to between Employee and the Company (the "Option Agreement"), Employee shall be granted under the Company's 1996 Employee Incentive Stock Plan so-called non-qualified stock options to purchase an aggregate of 50,000 shares of the common stock of the Company (which options shall vest with respect to 12,500 shares per year commencing one year from the date of the Option Agreement) on the terms and subject to the conditions specified in the Option Agreement, including a condition that


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              Employee commence employment hereunder by November 9, 1998. An additional option of 50,000 shares of Newcor, Inc. common stock shall be granted following the conclusion of calendar year 1999 predicated upon the average of the bid and the asked price of Newcor common stock traded on NASDAQ during the last five business days of 1999 being a minimum of $6.00 per share.

8. Other Insurance. The Company shall have the right to purchase disability and group life insurance policies (in addition to the policy referred to in Section 4 above) on Employee whenever during the period of his employment hereunder the Company deems it reasonable to acquire such insurance. Employee agrees to cooperate in the acquisition of such insurance and to perform all acts necessary and proper in connection therewith, including submission to such medical examinations as may be required. Any policy owned by the Company may be dealt with in such manner as the Company deems appropriate.

9. Certain Continuing Obligations of Employee. Throughout the period of his employment hereunder and for a two (2) year period thereafter, Employee agrees to keep confidential all trade secrets, customer lists, business strategies, financial and marketing information, and other data concerning the private affairs of the Company or any of its affiliates made known to or developed by Employee during the course of his employment hereunder ("Confidential Information"), not to use any Confidential Information or supply Confidential Information to others other than in furtherance of the Company's business, and to return to the Company upon termination of his employment all copies, in whatever form, of all Confidential Information and all other documents relating to the business of the Company or any of its affiliates which may then be in the possession or under the control of Employee. The obligation hereunder of Employee to retain in confidence Confidential Information shall not apply to information (i) which at the time of disclosure or subsequent thereto becomes part of the public domain without action or fault of the Employee, (ii) which is previously known to the Employee from sources other than the Company, (iii) which is provided by the Company to third parties without restriction, or (iv) which is subject to disclosure pursuant to compulsory legal process.

              Employee acknowledges and agrees that any intellectual property of any sort developed or invented by Employee while employed by the Company (whether or not during work hours) shall be and remain the sole and exclusive property of the Company, and Employee shall have no interest therein.

              Employee further agrees that, during the period of his employment hereunder and for a two year period thereafter, he will make no attempt whatsoever to induce or encourage any other employee of the Company or any of its affiliates

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              to leave such employment for employment with any other entity engaged in any line of business competitive with the Company or any of its affiliates.

              At the request of the Company Board, whether or not made during the period of his employment hereunder, Employee agrees to execute such confidentiality agreements, assignments of intellectual property rights, and other documents as hereafter may be reasonably determined by the Company Board to be appropriate to carry out the purposes of this Section.

10.           Termination of Employment; Effect.

              (a) Employee's employment hereunder will be terminated in any of the following ways:

                  (i)      Immediately upon the death of the Employee;

                  (ii) Immediately upon the Employee becoming permanently disabled within the meaning of the Company's long term disability policy as then in effect;

                  (iii) By the Employee providing 30 days' prior written notice to the Company of his desire to terminate the contract, effective as of the date specified in such notice;

                  (iv) By the Company, without or with Cause (as hereinafter defined), providing 30 days' prior written notice to the Employee, effective as of the date specified in such notice.

              (b) Upon the termination of Employee's employment in any of the ways provided in subsection (a), then this Agreement and all rights and obligations of Employee and the Company hereunder (as opposed to rights and obligations under the Option Agreement and under any Company employee benefit plan in which Employee participated) shall terminate and cease immediately, except for (i) Employee's rights to the payments provided in Section 11 below; and (ii) the rights and obligations set forth in Section 9 above and Section 14 below.

11. Payments on Termination. Employee shall be entitled to the following payments and benefits upon termination of his
              Employment:

              (a) If Employee's employment is terminated under Section 10(a)(i) above, or if Employee's employment is terminated by Employee under Section 10(a)(iii) above, or if Employee's employment is terminated for Cause by the Company under Section 10(a)(iv) above, then the cash compensation under Section 3(a) above, and the benefits to which Employee is entitled under Sections 4 and 5 above, shall cease on the date of termination of employment.

              (b) If Employee's employment is terminated under Section 10(a)(ii) above, or by the Company without Cause under Section 10(a)(iv) above, Employee shall be entitled to the cash compensation payable under Section 3(a) above,


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         continuation of the benefits referred to in Sections 4(a) and 5 above
         (subject to the provisions below regarding the Company medical plan), and continuation of the life insurance benefits referred to in Section 4(b) above, for a period of one year following the effectiveness of such termination of employment; and provided, further, that the benefits provided under Section 4(a) above shall continue for the period determined as aforesaid but not after Employee shall be effectively provided with substantially equivalent such benefits by another employer. In the event termination of employment occurs under
         Section 10(a)(ii) above, the payments made by the Company as aforesaid shall be reduced by any payments made to Employee under the Company's long-term disability policy. In addition, Employee shall be entitled to receive any bonus earned by Employee under Section 3(b) above through the date of termination of employment payable at such time as any like bonuses are paid by the Company generally, and outplacement services (including an office) with a firm designated by the Employee and approved by the Company for a period not to exceed twelve months, and Company medical plan benefits as contemplated in Section 5, above, for a period not to exceed twenty-four months.

12. Definition. For purposes of this Agreement, "Cause" means any of the following:

              (a) Material breach of any of the terms of this Agreement or of the Company's policies and procedures applicable to employees and/or directors;

              (b) Conviction of or plea of guilty or nolo contendere to a crime involving moral turpitude or involving any violation of securities or commodities law or regulation, or the issuance of any court or administrative order enjoining or prohibiting Employee from violating any such law or regulation;

              (c) Repeated or habitual intoxication with alcohol or drugs while on the premises of the Company or any of its affiliates or during the performance by Employee of any of his duties hereunder;

              (d) Embezzlement of any property belonging or entrusted to the Company or any of its affiliates;

              (e) Repeated or protracted absence from work without cause;

              (f) Willful misconduct or gross neglect of duties, or failure to act with respect to duties or actions previously communicated to Employee in writing by the Company Board;

13. Integration; Amendment. This Agreement and the Option Agreement contain the entire agreement of the parties relating to the subject matter hereof and thereof, and together supersede and replace in their entirety any prior agreements or understandings concerning such subject matter. This Agreement may not be waived, changed, modified, extended, or discharged orally, but only by agreement in writing signed in the case of the Company by a duly authorized non-employee member of the Company Board.



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14.           Arbitration. Any controversy, dispute, or claim arising out of or relating to Employee's employment or to this Agreement or breach thereof shall be settled by arbitration in accordance with the commercial rules of the American Arbitration Association at its Southfield, Michigan offices. Judgment upon any award may be entered in any circuit court or other court having jurisdiction thereof, without notice to the opposite party or parties. Anything contained herein to the contrary notwithstanding, this agreement to arbitrate shall not be deemed to be a waiver of the Company's right to secure equitable relief including injunction (whether as part of or separate from the arbitration proceeding) if and when otherwise appropriate.

15. Applicable Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan applicable to contracts made and to be performed within such State.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

                                      NEWCOR, INC.



                                      By /s/ William A. Lawson
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                                               Its  Chairman of the Board
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                                         /s/ Keith Hale
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                                         KEITH HALE